EXHIBIT 10.14.1
AMENDMENT
TO THE
KANSAS CITY SOUTHERN ANNUAL INCENTIVE PLAN
     Kansas City Southern (the “Company”) sponsors the Kansas City Southern Annual Incentive Plan (the “Plan”). Under paragraph 7 of the Plan, the Compensation and Organization Committee of the Board of Directors of the Company (the “Committee”) may amend the Plan, in whole or in part, effective at such date as the Committee may determine. The Committee now desires to amend the Plan pursuant to its authority under paragraph 7 of the Plan. Accordingly, the Plan is hereby amended as follows:
     1. The second sentence of paragraph (a) of Section 2 of the Plan (permitting deferral elections of Award payments) is deleted as of the effective date of the Plan.
     2. The following paragraph (f) is added to Section 4 (“Determination of Awards”) of the Plan effective January 1, 2007:
(f) Profit Sharing Adjustment. If, under statutory law, a Participant is entitled to a profit sharing payment from the Employer for a calendar year that coincides with a Performance Year, then the Award amount otherwise payable to the Participant hereunder shall be reduced by an amount equal to such statutory profit sharing amount payable to the Participant. If applicable, for purposes of calculating such reduction, the statutory profit sharing amount shall be converted to U.S. dollars in accordance with procedures established hereunder.
     IN WITNESS WHEREOF, Kansas City Southern has executed this Amendment this 29 day of October, 2007.

KANSAS CITY SOUTHERN

By:	/s/ Michael R. Haverty
Michael R. Haverty, Chairman & CEO